Exhibit 99.1

Contact:

Dee Ann Johnson

Vice President Controller &Treasurer

412-456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

PITTSBURGH, PA

February 3, 2012

Ampco-Pittsburgh Corporation Announces Results

Ampco-Pittsburgh Corporation (NYSE:AP) announces sales for the fourth quarter of 2011 of $86,514,000 compared with sales of $82,165,000 for the same quarter of 2010. Income from operations for the three months ended December 31, 2011 equaled $6,994,000. Loss from operations for the three months ended December 31, 2010 equaled $(12,399,000) and includes a pre-tax charge of $19,980,000 for additional net asbestos litigation costs through 2020 associated with products manufactured decades ago by the Air and Liquid Processing group. Net income equaled $1,754,000 or $0.17 per common share for the three months ended December 31, 2011. Net loss equaled $(9,653,000) or $(0.94) per common share for the three months ended December 31, 2010 and includes an after-tax charge of $12,931,000 or $1.26 per common share for additional net asbestos litigation costs through 2020.

Sales for 2011 of $344,816,000 compares with $326,886,000 for 2010. Income from operations for 2011 equaled $36,474,000. Income from operations for 2010 equaled $24,727,000 and includes a pre-tax charge of $19,980,000 for additional net asbestos litigation costs through 2020. Net income for 2011 was $21,309,000 or $2.07 per common share. Net income for 2010 was $15,456,000 or $1.51 per common share and includes an after-tax charge of $12,931,000 or $1.26 per common share for additional net asbestos litigation costs through 2020.

For the Forged and Cast Rolls segment, sales for the quarter and year improved from a year ago primarily as a result of a higher volume of shipments. The expected contribution to operating income was offset by higher direct material and fixed costs and depressed pricing. Operating results for the Air and Liquid Processing segment for the quarter and year improved against 2010 which included the previously-mentioned charge for net asbestos litigation costs through 2020. Additionally, sales and operating income for the year benefited from a higher volume of shipments for each division in the segment.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation’s Annual Report on Form 10-K as well as the Corporation’s other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

		Three Months Ended December 31,		Year Ended December 31
		2011	2010	2011	2010

Sales		$86,514,000	$82,165,000	$344,816,000	$326,886,000

Income (loss) from operations	(1)	6,994,000	(12,399,000)	36,474,000	24,727,000
Other expense – net		(984,000)	(977,000)	(1,747,000)	(105,000)

Income (loss) before income taxes		6,010,000	(13,376,000)	34,727,000	24,622,000

Income tax (provision) benefit		(4,152,000)	3,907,000	(12,916,000)	(8,687,000)

Equity losses in Chinese joint venture		(104,000)	(184,000)	(502,000)	(479,000)

Net income (loss)	(2)	$1,754,000	$(9,653,000)	$21,309,000	$15,456,000

Earnings per common share:
Basic	(2)	$0.17	$(0.94)	$2.07	$1.51

Diluted	(2)	$0.17	$(0.94)	$2.05	$1.50

Weighted-average number of common shares outstanding:
Basic		10,325,602	10,275,040	10,318,613	10,253,788

Diluted		10,389,753	10,317,445	10,393,159	10,290,824

(1)	Income (loss) from operations for the quarter and year ended December 31, 2010 includes a pre-tax charge of $19,980,000 for estimated costs of asbestos-related litigation, net of estimated insurance recoveries, through 2020.
(2)	Net income (loss) for the quarter and year ended December 31, 2010 includes an after-tax charge of $12,931,000 or $1.26 per common share for estimated costs of asbestos-related litigation, net of estimated insurance recoveries, through 2020.